                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 13D/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*

                     STERLING  CHEMICALS  HOLDINGS,  INC.
                     ------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)

                                 85916 E 10 3
                                 ------------
                                (CUSIP Number)

      Frank J. Hevrdejs                                    David J. Graham
Eight Greenway Plaza, Suite 702                         Andrews & Kurth L.L.P.
     Houston, Texas 77046                             4200 Texas Commerce Tower
       (713) 877-8257                                    Houston, Texas 77002
                                                            (713) 220-4156

--------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
                 Authorized to Receive Notices and Communications)

                               January 31, 1997
                               ----------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 85916E103           SCHEDULE 13/A              PAGE 1 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank P. Diassi                                    ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             596,772
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          596,772
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      596,772
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13

      4.98%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D              PAGE 2 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Hunter Nelson                                      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          57,741
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          57,741
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      57,741
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.98%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103             SCHEDULE 13D             PAGE 3 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William C. Oehmig                                  ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             343,047
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          343,047
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      343,047
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      3.08%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103             SCHEDULE 13D             PAGE 4 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frank J. Hevrdejs                                  ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          818,118
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          818,118
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      818,118
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      6.83%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103             SCHEDULE 13D             PAGE 5 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Rheney Living Trust (Clarke Rheney or Sarah O. Rheney, Trustees)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          45,909
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          45,909
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      45,909
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.41%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103             SCHEDULE 13D             PAGE 6 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Associates, Inc.                   13-3706407
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,974,432
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,974,432
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      1,974,432
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      16.49%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103             SCHEDULE 13D             PAGE 7 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Associates, L.P.                      13-3706321
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,974,432
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,974,432
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      1,974,432
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      16.49%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103             SCHEDULE 13D             PAGE 8 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/Merchant Partners, L.P.                    13-3737437
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             492,711
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          492,711
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      492,711
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      4.11%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D              PAGE 9 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Equity Partners I, L.P.                    13-3834258
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             427,033
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          427,033
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      427,033
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      3.57%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D             PAGE 10 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/European Re, L.P.                          98-0154020
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             284,695
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          284,695
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      284,695
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      2.38%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103             SCHEDULE 13D            PAGE 11 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper/Merban, L.P.                               98-013328
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             569,381
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          569,381
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      569,381
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      4.76%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D             PAGE 12 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Corporation                        13-3706408
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             75,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          75,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      75,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.63%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D             PAGE 13 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clipper Capital Partners, L.P.                     13-3706324
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             75,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          75,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      75,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.63%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D             PAGE 14 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CS First Boston Merchant Investments 1995/96, L.P.  13-386092
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             75,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          75,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      75,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.63%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D             PAGE 15 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert B. Calhoun, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,050,332
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,050,332
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      2,050,332
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      17.12%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D             PAGE 16 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Koch Capital Services, Inc. (f/k/a Koch Equities, Inc.)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          1,101,726
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,101,726
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      1,101,726
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      9.20%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D             PAGE 17 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Koch Industries, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Kansas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,101,726
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,101,726
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      1,101,726
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      9.20%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 85916E103            SCHEDULE 13D             PAGE 18 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olympus Growth Fund II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             615,383
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          615,383
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      615,383
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.14%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 19 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OGP II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             615,383
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          615,383
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      615,383
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.14%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 20 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olympus Executive Fund, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             6,670
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          6,670
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      6,670
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.06%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 21 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OEF, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             6,670
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          6,670
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      6,670
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.06%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 22 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      LJM, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 23 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RSM, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      NOT APPLICABLE
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      00
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 24 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Conroy, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      00
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 25 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Louis J. Mischianti
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 26 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert S. Morris
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 27 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James A. Conroy
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 28 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FSI No. 2 Corporation                             51-0373138
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 29 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fayez Sarofim & Co.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      CO, IA
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D

-----------------------                                  ---------------------
  CUSIP NO. 85916E103                                     PAGE 30 OF 30 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fayez Sarofim                             ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
 5    PURSUANT TO ITEMS 2(d) OR 2(e)                                [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             622,053
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          622,053
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11

      622,053
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
12    EXCLUDES CERTAIN SHARES*                                      [X]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      5.19%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  This Schedule 13D/A Amendment No. 2 ("Amendment No. 2") amends the Schedule 13D (the "Schedule 13D") and the Schedule 13D/A Amendment No. 1 ("Amendment No.1") filed jointly by the same parties filing this Amendment No. 2 with respect to the common stock (the "Common Stock"), par value $.01 per share, of Sterling Chemicals Holdings, Inc. ("Holdings" or the "Issuer"). This Amendment No. 2 is filed as a result of the purchase of 578,889 additional shares (the "January 1997 Shares") of Common Stock by certain of the joint filers of the
Schedule 13D and Amendment No. 1 in a private placement transaction which closed January 31, 1997 (the "January 1997 Private Placement") pursuant to which the Issuer sold 833,334 shares of Common Stock. Any defined terms used but not defined herein, shall have the meanings previously set forth in the Schedule 13D and/or Amendment No. 1.


ITEM 1. SECURITY AND ISSUER

        Not amended.


ITEM 2. IDENTITY AND BACKGROUND

        Appendix B and Appendix C to the Schedule 13D which list the directors and executive officers of Koch Capital Services, Inc. (f/k/a Koch Equities) ("Koch Capital") and Koch Industries, respectively, are amended and restated as attached hereto. Otherwise, Item 2 is not amended.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        Not amended, as in the case of each acquiring party, the January 1997 Shares were acquired by utilizing the same source of funds as the shares of Common Stock acquired pursuant to the original Equity Private Placement.


ITEM 4. PURPOSE OF TRANSACTIONS

        Item 4 of the Schedule 13D is hereby amended and restated to read, in its entirety, as follows:

        Although each of the Investors acquired the shares of Common Stock, including the January 1997 Shares, for investment purposes, by entering into the Voting Agreement, each of such Investors has agreed to vote their shares in favor of a nominee to the Board of Directors of Holdings selected by each of Koch Capital and the Clipper Investors. All of the shares held by the Investors,
including the Additional Shares, are subject to the Voting Agreement.   None of
the investors has any plans, nor has any of them made any proposals, which relate to or would result in any of the subjects covered in paragraphs (a) through (j) of Item 4 to Schedule 13D. However, each of the Investors reserves the right to acquire additional shares, to dispose of shares or to formulate other purposes, plans or proposal to the extent deemed advisable in light of their respective investment policies, market conditions and other factors.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

        Item 5 of the Schedule 13D is hereby amended to read, in its entirety, as follows:

        Each of the Investors, pursuant to the Voting Agreement, has agreed to, among other things, certain voting provisions with respect to the election of directors. As a result of the Voting Agreement, the parties thereto may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. In total, 6,257,751 shares, representing 52.26% of the Total Shares Outstanding (as hereinafter defined), are subject to the Voting Agreement.
The Total Shares Outstanding in the aggregate shall amount to

11,974,171 shares of Common Stock, which includes (i) the 11,140,837 shares of Common Stock reported to be outstanding by the Issuer in its Annual Report of Form 10-K, dated as of December 18, 1996, and (ii) the 833,334 shares of Common Stock subsequently sold by the Issuer pursuant to the January 1997 Private Placement. However, each of the Investors expressly disclaims (x) membership in such group and (y) beneficial ownership of such shares of Common Stock, other than shares expressly identified herein as beneficially owned by such Investors. The Voting Agreement was filed as an exhibit to the Schedule 13D and is incorporated herein by reference. In addition, the information contained in
Item 6 of Schedule 13D is incorporated herein by reference.

  A. The Individual Investors

     (a) Frank P. Diassi and Marianne R. Diassi, as joint tenants with right of survivorship, may each be deemed to directly beneficially own 596,772 shares of Common Stock. Of such shares, 453,630 were purchased pursuant to the Equity Private Placement, 88,040 were Additional Shares and 55,102 were January 1997 Shares. Such shares in the aggregate constitute approximately 4.98% of the Total Shares Outstanding.

     (b) Frank J. Hevrdejs may be deemed to directly beneficially own 818,118 shares of Common Stock. Of such shares, 597,001 were Rollover Shares, 64,960 were purchased pursuant to the Equity Private Placement, 88,040 were Additional Shares and 68,117 were January 1997 Shares. Such shares in the aggregate constitute approximately 6.83% of the Total Shares Outstanding.

     (c) Hunter Nelson may be deemed to directly beneficially own 57,741 shares of Common Stock. Of such shares, 52,410 were purchased pursuant to the Equity Private Placement and 5,331 were January 1997 Shares. Such shares in the aggregate constitute approximately 0.48% of the Total Shares Outstanding.

     (d) William C. Oehmig and Margaret W. Oehmig, as tenants in common, may each be deemed to directly beneficially own 343,047 shares of Common Stock. Of such shares, 312,623 were Rollover Shares, 33,340 were purchased pursuant to the Equity Private Placement and 12,500 were January 1997 Shares. Prior to the acquisition of the January 1997 shares, the Oehmigs disposed of 15,416 shares of Common Stock in two transactions, each dated December 20, 1996. Such shares in the aggregate constitute approximately 2.86% of the Total Shares Outstanding.

  B. The Trustee Investor

     The Rheney Living Trust, and Susan O. Rheney and Clarke Rheney as trustees of such trust, may each be deemed to directly beneficially own 45,909 shares of Common Stock. Of such shares, 41,670 were purchased pursuant to the Equity Private Placement and 4,239 were January 1997 Shares. Such shares in the aggregate constitute approximately 0.38% of the Total Shares Outstanding.

  C. The Clipper Investors

     (a) (i) Clipper I may be deemed to directly beneficially own 427,033 shares of Common Stock; Clipper II may be deemed to directly beneficially own 492,711 shares of Common Stock; Clipper III may be deemed to directly beneficially own 569,381 shares of Common Stock; Clipper IV may be deemed to directly beneficially own 284,695 shares of Common Stock; CSFB Investments may be deemed to directly beneficially own 75,900 shares of Common Stock; and Clipper Associates may be deemed to directly beneficially own 2,389.75 shares of Common Stock and indirectly beneficially own 198,222.25 shares of Common Stock by virtue of its status as nominee under certain nominee agreements, pursuant to which it exercises sole voting and dispositive power with respect to such shares of Common Stock. Such amounts of shares of Common Stock include Additional Shares in the amounts of 57,640 shares with respect to Clipper I; 65,290 shares with respect to Clipper II; 76,850 shares with respect to Clipper III; 38,430 shares with respect to Clipper IV and 350 shares with respect to Clipper Associates. Such amounts of shares of Common Stock include January 1997 Shares in the amounts of 44,663 shares with respect to Clipper I; 59,551 shares with respect to Clipper II; 59,551 shares with respect to Clipper III; 29,775 shares with respect to Clipper IV and 229.75 shares with respect to Clipper Associates. In the aggregate, such 2,050,332 shares of Common Stock deemed to be beneficially owned by the Clipper Entities constitute approximately 17.12% of the Total Shares Outstanding.

        (ii) By virtue of its status as the sole general partner of Clipper I and Clipper II, and its status as sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to the shares of Common Stock held by each of such partnerships, Clipper Associates may be deemed to be, for purposes of this Schedule 13D, the indirect beneficial owner of all of the 1,773,820 shares of Common Stock deemed to be directly beneficially owned, in the aggregate, by Clipper I, Clipper II, Clipper III and Clipper IV.

      (iii) By virtue of its status as the sole general partner of Clipper Associates, Clipper may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 1,974,432 shares of Common Stock deemed to be directly and indirectly beneficially owned by Clipper Associates.

       (iv) By virtue of its exercising sole voting and dispositive power with respect to the Shares directly beneficially owned by CSFB Investments, Clipper Management may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock deemed to be directly beneficially owned by CSFB Investments.

        (v) By virtue of its status as the sole general partner of Clipper Management, Clipper Capital may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock deemed to be indirectly beneficially owned by Clipper Management.

       (vi) By virtue of his ownership of all of the outstanding capital stock of Clipper and his status as President and Director, Robert B. Calhoun, Jr. may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 1,974,432 shares of Common Stock deemed to be indirectly beneficially owned by Clipper. In addition, by virtue of his ownership of all of the outstanding capital stock of Clipper Capital and his status as President and Director, Robert B. Calhoun, Jr. may be deemed to be, for purposes of this
Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock indirectly beneficially owned by Clipper Capital.

     (b) Clipper Associates holds 198,222.25 shares of Common Stock as nominee for individuals who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Of such shares, 23,232.25 are January 1997 Shares. The form of nominee agreement (the "Nominee Agreement") has been filed as an exhibit to the Schedule 13D and is incorporated herein by reference.

  D. Koch

     (a) (i) Koch Capital may be deemed to directly beneficially own 1,101,726 shares of commons stock of Holdings. Of such shares, 1,000,000 were acquired pursuant tothe Equity Private Placement and 101,726 were January 1997 Shares. Such shares in the aggregate constitute approximately 9.20% of the Total Shares Outstanding.

        (ii) Koch Industries, by virtue of its status as the owner of 100% of the outstanding capital stock of Koch Capital, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 1,101,726 shares of Common Stock deemed to be directly beneficially owned by Koch Capital.

  E. Olympus

     (a) (i) Olympus Growth may be deemed to directly beneficially own 615,383 shares of commons stock of Holdings. Of such shares, 539,160 were puchased pursuant to the Equity Private Placement, 18,787 were Additional Shares and 57,436 were January 1997 Shares. Such shares in the aggregate constitute approximately 5.14% of the Total Shares Outstanding.

        (ii) Olympus Executive may be deemed to directly beneficially own 6,670 shares of commons stock of Holdings; such shares constitute approximately 0.06% of the Total Shares Outstanding.

       (iii) OGP, by virtue of its status as the sole general partner of Olympus Growth, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 615,383 shares of Common Stock deemed to be directly beneficially owned by Olympus Growth.

        (iv) OEF, by virtue of its status as the sole general partner of Olympus Executive, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 6,670 shares of Common Stock deemed to be directly beneficially owned by Olympus Executive.

         (v) Each of LJM, RSM and Conroy, by virtue of their status as general partners of OGP and OEF, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the aggregate 622,053 shares of Common Stock deemed to be indirectly beneficially owned by OGP and OEF.

        (vi) Each of Louis J. Mischianti, Robert S. Morris and James A. Conroy, by virtue of their status as the majority owner of LJM, RSM and Conroy, respectively, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the aggregate 662,053 shares of Common Stock deemed to be indirectly beneficially owned by LJM, RSM and Conroy, respectively.

  F. Sarofim

     (a) (i) FSI No. 2 may be deemed to directly beneficially own 622,053 shares of commons stock of Holdings. Of such shares, 545,830 were purchased pursuant to Equity Private Palcement, 18,787 were Additional Shares and 57,436 were January 1997 Shares. Such shares in the aggregate constitute approximately 5.19% of the Total Shares Outstanding.

        (ii) Fayez Sarofim & Co., by virtue of its status as the owner of 100% of the outstanding capital stock of FSI No. 2, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 662,053 shares of Common Stock deemed to be indirectly beneficially owned by FSI No. 2.

       (iii) Fayez Sarofim, by virtue of his status as the owner of a majority of the outstanding capital stock of Fayez Sarofim & Co. may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 662,053 shares of Common Stock deemed to be indirectly beneficially owned by Fayez Sarofim & Co.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Not amended.


ITEM 7. MATERIAL FILED AS EXHIBITS

        Not amended.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


                                          FRANK P. DIASSI AND MARIANNE R.
                                          DIASSI, JOINT TENANTS WITH RIGHT
                                          OF SURVIVORSHIP


                                           /s/ FRANK P. DIASSI
                                          ________________________________
                                          Frank P. Diassi



                                           /s/ MARIANNE R. DIASSI
                                          ________________________________
                                          Marianne R. Diassi

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


                                           /s/ HUNTER NELSON
                                          ________________________________
                                          Hunter Nelson

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                                      WILLIAM C. OEHMIG AND MARGARET W.
                                      OEHMIG, TENANTS-IN-COMMON



                                       /s/ WILLIAM C. OEHMIG
                                      ____________________________________
                                      William C. Oehmig



                                       /s/ MARGARET W OEHMIG
                                      ____________________________________
                                      Margaret W. Oehmig

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


                                            /s/   FRANK J. HEVRDEJS
                                           _______________________________
                                           Frank J. Hevrdejs

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997

                                     THE RHENEY LIVING TRUST
                                     By: Susan O. Rheney, as Trustee


                                      /s/ SUSAN O. RHENEY
                                     _____________________________________
                                     Susan O. Rheney

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


CLIPPER CAPITAL ASSOCIATES, INC.            CLIPPER CAPITAL CORPORATION

CLIPPER CAPITAL ASSOCIATES, L.P.            CLIPPER CAPITAL PARTNERS, L.P.
  By: Clipper Capital Associates, Inc.        By: Clipper Capital Corporation
  its General Partner                         its General Partner

CLIPPER EQUITY PARTNERS I, L.P.             CS FIRST BOSTON MERCHANT
  By: Clipper Capital Associates, L.P.        INVESTMENTS 1995/96, L.P.
  its General Partner                           By: Clipper Capital
                                                Partners, L.P.
                                                Attorney-in-Fact
  By: Clipper Capital Associates, Inc.          By: Clipper Capital Corporation
  its General Partner                           its General Partner

CLIPPER/MERCHANT PARTNERS, L.P.             By:  /s/ DANIEL V. CAHILLANE
                                                ________________________
  By: Clipper Capital Associates, L.P.      Name:  Daniel V. Cahillane
  its General Partner                       Title: Secretary and Treasurer
                                                   for all
  By: Clipper Capital Associates, Inc.
  its General Partner

CLIPPER/MERBAN, L.P.
  By: Clipper Capital Associates, L.P.
  its General Partner

  By: Clipper Capital Associates, Inc.
  its General Partner

CLIPPER/EUROPEAN RE, L.P.
  By: Clipper Capital Associates, L.P.
  its General Partner

  By: Clipper Capital Associates, Inc.
  its General Partner

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                                              /s/ ROBERT B. CALHOUN, JR.
                                             _____________________________
                                             Robert B. Calhoun, Jr.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


                                         FSI No. 2 Corporation



                                         By: /s/ RAYE G. WHITE
                                         _________________________________
                                         Name: Raye G. White
                                         Title: Executive Vice President

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


                                    FAYEZ SAROFIM & CO.

                                    By:    /s/ RAYE G. WHITE
                                           __________________________________
                                    Name:  Raye G. White
                                    Title: Executive Vice President

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


                                    /s/ FAYEZ SAROFIM
                                    _________________________________________
                                    Fayez Sarofim

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


                                    KOCH CAPITAL SERVICES, INC.


                                    By:    /s/ JOHN PITTENGER
                                           ________________________________
                                    Name:  John Pittenger
                                    Title: President

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997


                                    KOCH INDUSTRIES, INC.

                                    By:    /s/ JOHN PITTENGER
                                           __________________________________
                                    Name:  John Pittenger
                                    Title:

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                                 OLYMPUS GROWTH FUND II, L.P.


                                 By:  OGP II, L.P., its General Partner
                                 By:  LJM, L.L.C.
                                      its General Partner


                                 By:     /s/ LOUIS J. MISCHIANTI
                                         __________________________________
                                 Name:   Louis J. Mischianti
                                 Title:  Member

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                    OLYMPUS EXECUTIVE FUND, L.P.


                    By:  OEF, L.P., its General Partner
                    By:  LJM, L.L.C.
                         its General Partner


                    By:     /s/ LOUIS J. MISCHIANTI
                            ____________________________________
                    Name:   Louis J. Mischianti
                    Title:  Member

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                    OGP II, L.P.

                    By:     Conroy, L.L.C.
                            its General Partner

                    By:     /s/   JAMES A. CONROY
                            _______________________________
                    Name:   James A. Conroy
                    Title:  Member

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                                OEF, L.P.

                                By:      Conroy, L.L.C.
                                         its General Partner

                                By:      /s/   JAMES A. CONROY
                                         _________________________________
                                Name:    James A. Conroy
                                Title:   Member

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                    LJM, L.L.C.


                    By:     /s/ LOUIS J. MISCHIANTI
                            _______________________________
                    Name:   Louis J. Mischianti
                    Title:  Member

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                    RSM, L.L.C.


                    By:      /s/ ROBERT S. MORRIS
                             ______________________________
                    Name:    Robert S. Morris
                    Title:   Member

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                    CONROY, L.L.C.


                    By:     /s/ JAMES A. CONROY
                            ______________________________
                    Name:   James A. Conroy
                    Title:  Member

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



                                /s/   LOUIS J. MISCHIANTI
                                _____________________________________
                                Louis J. Mischianti

                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997




                                /s/ ROBERT S. MORRIS
                                __________________________________
                                Robert S. Morris

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997




                                /s/   JAMES A. CONROY
                                ___________________________________
                                James A. Conroy

                                 APPENDIX   B



Directors and Executive Officers of Koch Capital Services, Inc. and their respective positions with Koch Industries, Inc..

John H. Bomgardner II           Director                        Associate General Counsel

Paul W. Brooks                  President and Director          Senior VP -- Capital Services
                                                                Group

John C. Pittenger               Vice President and Director     Vice President -- Capital
                                                                Services Group

R. Allan Allford                Treasurer                       Chief Financial Officer, Koch
                                                                Capital Services, Inc.

H. Allan Caldwell               Secretary                       Associate General Counsel

Lavonne E. Harris               Controller                      Controller, Koch Capital
                                                                Services, Inc.

William W. Hanna                Director                        President and COO

C. J. Nelson                    Director                        Vice President -- Capital
                                                                Services Group


         Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons is 4111 E. 37th Street North, Wichita, Kansas 67220. The present principal occupation or employment of each such persons is the position each holds with Koch Industries, Inc. listed in the far right-hand column above.

                                 APPENDIX    C


Directors and Officers of Koch Industries, Inc.


Charles G. Koch        Chairman of the Board of Directors and CEO

William W. Hanna       President, COO and Director

F. Lynn Markel         Executive VP, CFO, Treasurer and Director

Donald L. Cordes       Executive VP, Special Counsel and Director

David H. Koch          Executive VP - Chemical Technology Group and Director

C.C. McCambell         Director

Joseph W. Moeller      Executive VP - International and Director

S.V. Varner            Consultant and Director

Lawrence R. Purtell    Senior VP, General Counsel and Secretary

Diana Kidd             Controller

E. Pierce Marshall     Director


    Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons, except for Mr. Marshall, is 4111 East 37th Street North, Wichita, Kansas 67220, and the present principal occupation or employment of each such person, except for Mr. Marshall, is as
listed above.   Mr. Marshall's principal occupation or employment is as the
president emeritus of Marshall Petroleum , Inc.;   his principal business
address is 7600 West Tidwell, Suite 800, Houston, Texas 77040.